Exhibit 10 (N)

PEAPACK-GLADSTONE EMPLOYMENT AGREEMENT

OF JOHN P. BABCOCK

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of MARCH 10, 2014 (the “Effective Date”), by and among Peapack-Gladstone Financial Corporation (“PGFC”), Peapack-Gladstone Bank (the “Bank”) (PGFC and the Bank are collectively referred to herein as the “Company”), and JOHN P. BABCOCK (the “Executive”), whose home address is 13 Ballantine Road, Mendham, NJ 07945.

WITNESSETH:

WHEREAS, the Company desires to employ the Executive as the PRESIDENT OF PRIVATE WEALTH MANAGEMENT AND SENIOR EXECUTIVE VICE PRESIDENT, and the Executive desires to employed as the the PRESIDENT OF PRIVATE WEALTH MANAGEMENT AND SENIOR EXECUTIVE VICE PRESIDENT, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

Section 1. Term of Employment.

(a)       The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end on MARCH 31, 2015 (the “Original Term of Employment”), unless terminated earlier in accordance herewith.

(b)       The Original Term of Employment shall be automatically renewed for successive one-year terms (the “Renewal Terms”) so long as the Company does not, prior to 60 days before such expiration date, deliver a notification of non-renewal to the Executive stating that the Company is electing to terminate this Agreement at the expiration of the then current Term of Employment. “Term of Employment” shall mean the Original Term of Employment and all Renewal Terms. In the event that this Agreement is not renewed because the Company has given the 60-day notice prescribed in the preceding paragraph on or before the expiration of the Original Term of Employment or any Renewal Term, such non-renewal shall be treated as a “Termination Without Cause” as set forth in Section 5; provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.

Section 2. Position and Duties. During the Term of Employment, the Executive shall serve asthe PRESIDENT OF PRIVATE WEALTH MANAGEMENT AND SENIOR EXECUTIVE VICE PRESIDENT of the Company and shall report to the CHIEF EXECUTIVE OFFICER. The Executive shall have such powers and duties as are commensurate with such position and as may be conferred upon him by the Board of Directors of the PGFC (the “Board”) of the Company. During the Term of Employment, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive may engage in charitable, educational, religious, civic and similar types of activities, speaking engagements, membership on the board of directors of other organizations, and similar activities to the extent that such activities do not inhibit the performance of his duties hereunder or conflict in any material way with the business of the Company and its subsidiaries.

Section 3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term of Employment, including, without limitation, services as an executive officer, director, or member of any committee of the Company or any of its subsidiaries, the Executive shall be compensated as follows:

(a)       The Company shall pay the Executive a fixed salary at a rate per annum equal to $500,000(“Base Salary”). Base Salary shall be payable in installments at such times as the Company customarily pays its other employees. The Executive’s Base Salary shall be reviewed annually for appropriate increases by the Chief Executive Officer, the Board or the Compensation Committee of the Board (the “Compensation Committee”), pursuant to the normal performance review policies for senior level executives.

(b)       The Executive shall be eligible to receive an annual bonus during the Term of Employment. The annual bonus shall be based on the terms and conditions, including such performance goals, established by the Chief Executive Officer, the Board or the Compensation Committee from time to time. Any annual bonus earned by the Executive shall be paid to him after the end of the fiscal year to which it relates; provided that in no event shall the Executive’s annual bonus be paid later than March 15 of the fiscal year following the fiscal year for which it was earned.

(c)       The Executive shall be entitled to five weeks of vacation in each calendar year during the Term of Employment that will be taken in accordance with the Company’s vacation policy as in effect from time to time. The Executive shall not be entitled to carryover vacation from one year to another or to any payment in respect of any unused vacation.

(d)       The Executive shall be eligible to participate in all compensation and employee benefit plans for which any salaried employees of the Company are eligible. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of any such plan or program. The Executive will not be entitled to severance under any severance plan of the Company other than pursuant to this Agreement.

Section 4. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable entertainment, travel or other expenses incurred by the Executive in connection with the performance of his duties under this Agreement, subject to the Executive’s presentation of appropriate documentation in accordance with such procedures as the Company may from time to time establish.

Section 5. Termination of Employment. This is employment at will and nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company, and the Executive specifically acknowledges that the Executive is subject to discharge at any time by the Company with or without Cause (as defined below) and without compensation of any nature, except as provided in Section 6. In addition, upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have automatically resigned from all positions, including as an officer and, if applicable, as a director or member of the Board and any committees thereof, or the board of directors or committees of any of the Company’s subsidiaries or affiliates or any other fiduciary positions with the Company or its subsidiaries or affiliates.

(a)       The Company shall have the right, upon delivery of written notice to the Executive, to terminate the Executive’s employment hereunder prior to the expiration of the Term of Employment as follows:[1]

(i) pursuant to a Termination for Cause, or

(ii)  upon the Executive’s Permanent Disability, or

(iii) pursuant to a Termination Without Cause.

(b)       The Executive shall have the right, upon delivery of written notice to the Company 30 days in advance of the proposed termination date, to terminate the Executive’s employment hereunder prior to the expiration of the Term of Employment in the Executive’s sole discretion.

(c)       The Executive’s employment hereunder shall terminate automatically without action by any party hereto upon the Executive’s death.

(d)       For purposes of this Agreement, the following terms have the following meanings:

“Termination for Cause” means a termination of the Executive’s employment by the Company because the Executive has (a) materially failed to perform the duties assigned to him hereunder or imposed upon him by applicable law, and such failure to perform constitutes self-dealing, willful misconduct or recklessness, (b) committed an act of dishonesty in the performance of his duties hereunder or engaged in conduct materially detrimental to the business of the Company, (c) been convicted of a felony or a misdemeanor involving moral turpitude, (d) materially failed to perform his duties hereunder, which breach or failure the Executive shall fail to remedy within 30 days after written demand from the Company, (e) knowingly failed to follow lawful, written directives of the Board, or (f) engaged in any material employment act or practice, including but not limited to sexual harassment, forbidden by the Company in its employment manual as revised from time to time.

“Termination Without Cause” means a termination of the Executive’s employment by the Company other than due to Permanent Disability, retirement, death or Termination for Cause. For the avoidance of doubt non-renewal of this Agreement by the Company pursuant to Section 1(b) shall constitute a Termination Without Cause for purposes of this Section 5.

“Permanent Disability” means permanently disabled so as to qualify for full benefits under the Company’s then-existing long-term disability insurance policy. If the Company does not maintain any such policy on the date of termination, “Permanent Disability” shall mean the inability of the Executive to work for a period of four full calendar months during any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by the Executive’s attending physician of a medical certification form outlining the disability and treatment.

Section 6. Benefits Upon Termination.

(a)       In lieu of any severance that may otherwise be payable to the Executive pursuant to any policies of the Company, whether existing on the date hereof or in effect from time to time hereafter, in the event that the Company terminates the Executive’s employment pursuant to a Termination Without Cause, the Company shall pay the Executive severance payments in an amount equal to 2.0 times the Executive’s Base Salary at the rate in effect at the time of the Executive’s termination of employment. The severance amount shall be paid in accordance with the Company’s payroll over the two year period following the Executive’s termination of employment (the “Severance Period”). Such severance payments shall commence within 60 days after the effective date of the termination, subject to (i) the Executive’s execution and non-revocation of a written release of all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof, substantially in the form attached hereto as Exhibit A (the “Release”), and (ii) the Executive’s continued compliance with the restrictive covenants set forth in Sections 7 and 8 below. The Executive also shall be entitled to any earned but unpaid Base Salary as of the effective date of termination of employment. No other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law or the Company’s benefit plans.

(b)       In the event that the Company terminates the Executive’s employment pursuant to a Permanent Disability, the Company shall pay the Executive any earned but unpaid Base Salary as of the date of termination of employment. No other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law or the Company’s benefit plans.

(c)       In the event that the Company terminates the Executive’s employment pursuant to a Termination for Cause or the Executive terminates his employment with the Company for any reason (including, without limitation, pursuant to any retirement), the Company shall pay the Executive any earned but unpaid Base Salary as of the date of termination of employment. No other payments shall be made, or benefits provided, by the Company under this Agreement or otherwise except to the extent required by law or the Company’s benefit plans.

(d)       In the event that the Executive’s employment hereunder is terminated due to the Executive’s death, the Company shall pay the Executive’s executor or other legal representative (the “Representative”) any earned but unpaid Base Salary as of the date of termination of employment. No other payments shall be made, or benefits provided, by the Company whether under this Agreement or otherwise except to the extent required by law or the Company’s benefit plans.

(e)       The Executive shall not be required to mitigate the severance payments to be made to him hereunder and if the Executive obtains other employment while receiving severance payments hereunder he shall continue to be entitled to the benefits of this Agreement.

Section 7. Confidential Information. The Executive and the Company agree that all information pertaining to the affairs, business, clients, or customers of the Company or any of its subsidiaries, other than information that the Company has previously made publicly available, is confidential information belonging to the Company and is a unique and valuable asset of the Company. Both during the Term of Employment hereof and thereafter, the Executive shall not, except to the extent reasonably necessary in the performance of his duties for the Company during the Term of Employment, disclose any information concerning the affairs, businesses, clients, or customers of the Company or its subsidiaries, or make use of any such information for his own purposes or for the benefit of any other person, firm, or corporation. All records, memoranda, letters, books, papers, reports, or other data, and other records and documents relating to the Company or its subsidiaries, whether made by the Executive or otherwise coming into his possession, shall remain the property of the Company, no copies thereof shall be made which are not retained by the Company, and the Executive agrees, on termination of his employment not to retain any copies and deliver all such confidential information in his possession to the Company.

Section 8. Non-Compete; Non-Solicitation.

(a)       During the Term of Employment and for the one year period commencing on the termination of the Executive’s employment for any reason whatsoever, including expiration of the Term (the “Restricted Period”), the Executive shall not, without express prior written consent of the Company, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity (collectively, an “entity”) “engaged in competition” (as defined below) with the Company or any of its subsidiaries (a “Competitor”). For purposes of the preceding sentence, (i) the term “proprietary interest” means direct or indirect ownership of an equity interest in an entity other than ownership of less than 2 percent of any class stock in a publicly-held entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for or a subsidiary of an entity which is engaged in the business of (A) providing banking, trust services, asset management advice, or similar financial services to consumers, businesses individuals or other entities, and (B) the entity, holding company or subsidiary maintains any physical offices for the transaction of such business located within 50 miles of the main office of the Company. This paragraph shall expressly not apply if the Company terminates the Executive’s employment pursuant to a Termination for Cause and the Company therefore provides the Executive with no benefits under Sections 6(a) or (b) hereof.

(b)       During the Restricted Period, and for a period of one year thereafter, the Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature, (i) call upon any person or entity which is or has been within 24 months prior to the termination or other cessation of the Executive’s employment for any reason, a customer of the Company or any subsidiary (each a “Customer”) for the direct or indirect purpose of soliciting or selling deposit, loan or trust products or services or (ii) induce any Customer to curtail, cancel, not renew, or not continue their business with the Company or any subsidiary.

(c)       During the Restricted Period, and for a period of one year thereafter, the Executive shall not, without the express prior written consent of the Company, directly or indirectly, (i) solicit or assist any third party in soliciting for employment any person employed by the Company or any of its subsidiaries at the time of the termination of the Executive’s employment (collectively, “Employees”), (ii) employ, attempt to employ or materially assist any third party in employing or attempting to employ any Employee, or (iii) otherwise act on behalf of any Competitor to interfere with the relationship between the Company or any of its subsidiaries and their respective Employees.

(d)       The Executive acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any provision contained in this Section 8 will result in irreparable injury to the Company for which a remedy at law would be inadequate. Accordingly, the Executive acknowledges that the Company shall be entitled to temporary, preliminary and permanent injunctive relief against the Executive in the event of any breach or threatened breach by the Executive of the provisions of this Section 8, in addition to any other remedy that may be available to the Company whether at law or in equity. With respect to any provision of this Section 8 finally determined by a court of competent jurisdiction to be unenforceable, such court shall be authorized to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law. If the covenants of Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce such covenants in any other jurisdiction and shall not bar or limit the enforceability of any other provisions.

(e)       The provisions of this Section 8 shall survive the termination of the Executive’s employment with the Company for any reason whatsoever. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 8.

Section 9. Withholdings. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, State, City or other taxes and all other deductions as shall be required pursuant to any law or regulation or pursuant to any contributory benefit plan maintained by or on behalf of the Company.

Section 10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail (i) if to the Executive, at the address set forth above, or (ii) if to the Company, as follows:

The Board Of Directors

Peapack-Gladstone Bank

500 Hills Drive

Bedminster, NJ 07921

or to such other address as either party shall have previously specified in writing to the other.

Section 11. Binding Agreement; Assignment. This Agreement shall be binding upon and shall inure to the benefit of, the Executive and the Company and its successors and permitted assigns. This Agreement is personal to the Executive and may not be assigned by him. The Company may assign its rights and obligations under this Agreement in connection with a sale of all or substantially all of the business of PGFC or the Bank. Any successor to the Company by merger or consolidation shall be entitled to the benefits of this Agreement.

Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof.

Section 13. Dispute Resolution. At the option of either the Company or the Executive, any dispute, controversy or question arising under, out of or relating to this Agreement, the Executive’s employment or termination of employment, including but not limited to any and all statutory claims involving workplace discrimination or wrongful discharge, but excluding claims pursuant to Sections 7 or 8 hereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator mutually selected by the parties hereto. Any arbitration proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within 21 days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for a final and binding appointment of a neutral arbitrator; however, if such Association is not then in existence or does not act in the matter within 45 days of any such application, either party may apply to a judge of the local court where the Bank is headquartered for an appointment of a neutral arbitrator to hear the parties and such judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute, controversy or question arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. The Executive and the Company shall each bear all their own costs (including the fees and disbursements of counsel) incurred in connection with any such arbitration and shall each pay one-half of the costs of any arbitrator; provided that if the Executive ultimately prevails in any such arbitration, the Company shall reimburse the Executive for all such costs so incurred in connection with such arbitration.

Section 14. Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters, including without limitation the Prior Agreement.

Section 15. Amendments. This Agreement may only be amended or otherwise modified, and compliance with any provision hereof may only be waived, by a writing executed by all of the parties hereto. The provisions of this Section 15 may only be amended or otherwise modified by such a writing.

Section 16. Section Headings. The Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 17. Effect on Change-in-Control Agreement. Notwithstanding anything else to the contrary in this Agreement, if the Change-in-Control Agreement (the “CIC Agreement”) between the Company and the Executive, dated as of DECEMBER 4, 2013 becomes effective due to a Change in Control of the Company (as defined therein), while the Executive remains employed by the Company, this Agreement, except for Sections 7 and 8, shall no longer be effective in any respect but instead the relationship between the Executive and the Company shall be governed by the CIC Agreement.

Section 18. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Section 19. Recoupment Policy. The Executive agrees that the Executive will be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the Effective Date of this Agreement.

Section 20. Application of Section 409A of the Code.

(a)       This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions shall not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the fiscal year of payment, except as permitted under section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, with respect to amounts under this Agreement are nonqualified deferred compensation subject to Section 409A, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(b)       Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid first within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and then under the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is 6 months following the Executive’s “separation of service” (as such term is defined under code section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is 6 months following Executive’s separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(c)       All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Section 21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, PGFC and the Bank have caused this Agreement to be duly executed by the undersigned, thereunto duly authorized, and the Executive has signed this Agreement, all as of the Effective Date.

WITNESS	PEAPACK-GLADSTONE FINANCIAL CORPORATION

By:
Secretary

PEAPACK-GLADSTONE BANK

By:
Secretary

/s/ John P. Babcock
EXECUTIVE

EXHIBIT A

FORM OF RELEASE